SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549





                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          Date of Report: Feb. 25, 2003


                               Semtech Corporation
             (Exact name of registrant as specified in its charter)


       Delaware                          1-6395                95-2119684
(State or other jurisdiction of        (Commission           (IRS Employer
 incorporation or organization)         File Number)         Identification No.)


200 Flynn Road
Camarillo, California                                          93012-8790
(Address of Principal Executive Offices)                      (Zip Code)


                          (805) 498-2111 (Registrant's
                     telephone number, including area code)




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Item 5.  Other Events.
         ------------

         The Registrant issued the press release, filed as Exhibit 99.1 hereto, on Feb. 25, 2003.

Item 7.  Financial Statements and Exhibits.
         ---------------------------------

Exhibit Number             Description of Document
--------------             -----------------------
99.1                       Press Release of the Registrant dated Feb. 25, 2003.


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                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: Feb 25, 2003                      SEMTECH CORPORATON



                                        By:   /s/   David G. Franz, Jr.
                                           ----------------------------------
                                              David G. Franz, Jr.
                                             Chief Financial Officer




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                                INDEX TO EXHIBITS


Exhibit Number             Description of Document
--------------             -----------------------
99.1                       Press Release of the Registrant dated Feb. 25, 2003.



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                                                                   Exhibit 99.1



                 Semtech Announces Fourth Quarter Results

   CAMARILLO, Calif.--(BUSINESS WIRE)--Feb. 25, 2003--Semtech Corporation (Nasdaq: SMTC) today announced results for its fiscal year 2003 fourth quarter that ended January 26, 2003.
   Sales for the fourth quarter of fiscal year 2003 were $44.5 million and net income was $8.1 million or 11 cents per diluted share. Sales for the fourth quarter of fiscal year 2002 were $46.4 million and net income was $8.7 million or 11 cents per diluted share.
   Semtech ended fiscal year 2003 with $247.5 million in cash and marketable securities, net of outstanding debt. Operating cash flow for the fiscal year was $62.7 million and $20.5 million for the fourth quarter.
   Sales for all of fiscal year 2003 were $193.0 million, up from $191.2 million in the prior fiscal year. Net income for fiscal year 2003 was $42.2 million or 54 cents per diluted share, which compared to net income of $26.0 million or 33 cents per diluted share in fiscal year 2002.
   Earnings before taxes for fiscal year 2003 include $1.2 million of one-time costs for an expected loss on a sub-lease and asset impairment, $12.7 million of gain on the repurchase of convertible subordinated notes, and the sale of $1.3 million of inventory that was previously written-off. Included in the prior fiscal year pre-tax results were one-time costs of $16.7 million for the write-down of inventory, headcount reductions and a Superfund settlement, and $2.3 million of gain on the repurchase of convertible subordinated notes.

   Fourth Quarter Commentary

   Fourth quarter shipments of Portable Power Management Products grew 44 percent sequentially and Protection Products shipments increased 3 percent over the prior quarter. Sales of Power Management Products used in desktop and server applications were approximately flat quarter-on-quarter. As forecasted, shipments of Power Management Products used in computer gaming systems and Test and Measurement Products declined from the third quarter.
   New orders, excluding Semtech's Test and Measurement Product line, increased about 8 percent in the fourth quarter compared to the third quarter, and the book-to-bill ratio for non-test products was 1.08. New orders for Portable Power Products represented 53 percent of all Power Management bookings, while Networking and Industrial Power Products orders represented 10 percent. Orders for Test and Measurement Products declined substantially in the fourth quarter, but are forecasted to grow in the first quarter.
   Jack Poe, Chairman and CEO commented, "Semtech's Protection and Power Management product lines continue to do well, despite difficult market conditions. The use of Power, Protection and Human Input Devices in notebook, cellular phone and other portable applications is gaining traction, and now represents about 44 percent of net sales.
   "The outlook for fiscal year 2004 is for growth in both sales and operating income. We anticipate growth will be driven by broad strength in portable applications, the recovery of lost market-share in the desktop computer market, and a very modest improvement in capital equipment and IT spending that should benefit Semtech's Test and Measurement and Advanced Communications product lines," commented Mr. Poe.

   Design Wins and Growth Opportunities

   Design wins in the fourth quarter were up sequentially, totaling 510 designs with annual potential revenue of $65.0 million. Cellular phones were again the largest end application in new designs, followed by notebook computers and desktop computers. Portable Power Management was the largest product segment in terms of design win dollars, followed by Protection Products. Design wins recorded in the quarter for Power Management Products used in desktop, server and graphic applications totaled $12.7 million. Semtech's Combi-Sense(TM) multiphase power management topology continues to be well received in the desktop marketplace.

   First Quarter Outlook

   Semtech estimates that net sales for the first quarter of fiscal year 2004 will be flat to up slightly from the fourth quarter. Turns orders (orders received and shipped in the same quarter) of approximately 53 percent are required to achieve this forecast. Gross margin in the first quarter is expected to be comparable to the level achieved in the fourth quarter. Earnings are forecasted to be 11 cents per diluted share.

   Buyback Update

   Semtech recently increased its buyback program by $75.0 million, raising the total amount of the current buyback program to $275.0 million. To date, the Company has bought back $232.5 million in convertible subordinated notes and common stock under this program, including $53.5 million face value of its convertible subordinated debentures subsequent to the end of the fourth quarter.

   About Semtech

   Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

   Safe Harbor Provision

   Statements contained in this release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including projections and forecasts for revenue and gross margin, involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for personal computers, cellular phones and automated test equipment, demand for semiconductor devices in general, competitors' actions, relations with large strategic customers and suppliers, manufacturing costs and yields, demand for the Company's products in particular, and risks associated with the businesses of major customers. Other factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.


                          SEMTECH CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
               (In thousands - except per share amounts)

                               Three Months Ended  Twelve Months Ended
                                Jan. 26, Jan. 27,  Jan. 26,  Jan. 27,
                                  2003     2002      2003     2002

Net sales                       $44,531  $46,405  $192,958  $191,210
Cost of sales                    19,514   20,325    83,097    97,920
Gross profit                     25,017   26,080   109,861    93,290

Operating costs and expenses:
Selling, general and
 administrative                   8,408    7,886    34,426    33,798
Product development and
 engineering                      7,627    7,227    31,336    29,744
One-time costs                        -        -     1,202     2,727

Total operating costs and
 expenses                        16,035   15,113    66,964    66,269

Operating income                  8,982   10,967    42,897    27,021

Interest and other income, net    1,819    1,175    15,187     9,095

Income before provision for
 taxes                           10,801   12,142    58,084    36,116
Provision for taxes               2,700    3,400    15,864    10,113

Net income                       $8,101   $8,742   $42,220   $26,003
                                 ======== ======== ========= =========

Earnings per share:
Basic                             $0.11    $0.12     $0.58     $0.37
Diluted                           $0.11    $0.11     $0.54     $0.33

Weighted average number of shares:
Basic                            73,056   71,425    73,013    69,983
Diluted                          76,243   78,792    77,789    77,747


Notes regarding Consolidated Statements of Income:

1.) "One-time costs" of $1.2 million in fiscal year 2003 were for an expected loss on the future sub-lease of the Company's New York office and asset impairment at the Corpus Christi, Texas wafer fabrication facility.

2.) "One-time costs" of $2.7 million in fiscal year 2002 were for headcount reductions and a Superfund settlement.

3.) "Cost of sales" for fiscal year 2002 includes a $14.0 million write-down of inventory.

4.) In fiscal year 2003, $1.3 million of previously written-off inventory was sold.

5.) "Interest and other income, net" includes gains on the repurchase of convertible subordinated notes of $12.7 million in fiscal year 2003 and $2.3 million in fiscal year 2002.


                          SEMTECH CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                       January 26,        January 27,
                                          2003               2002
                                       (Unaudited)
Assets

Current assets:
Cash and cash equivalents               $137,041            $46,300
Temporary investments                    273,382            324,870
Receivables, less allowances              17,676             19,181
Inventories                               16,351             22,728
Income taxes refundable                        -              2,019
Deferred income taxes                     11,731             11,786
Other current assets                       2,267              3,372
Total current assets                     458,448            430,256
Property, plant and equipment, net        51,547             51,516
Investments, maturities in excess of 1
 year                                     78,624            172,332
Deferred income taxes                     23,183             27,659
Other assets                               4,784              8,638

Total Assets                            $616,586           $690,401
                                       ==========      =============

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable                          $5,725             $7,341
Accrued liabilities                       14,596             16,845
Income taxes payable                       3,593              1,099
Deferred revenue                           1,583              1,936
Other current liabilities                     39                 65
Total current liabilities                 25,536             27,286
Long-term debt                           241,570            364,320
Total Stockholders' equity               349,480            298,795

Total Liabilities and Stockholders'
 Equity                                 $616,586           $690,401
                                       ==========      =============


    CONTACT: Semtech Corporation, Camarillo, Calif.
             John Baumann, 805/480-2010 (Investor Relations Contact)



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